UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

HARTMARX CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE	1-8501	36-3217140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Wacker Drive
Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)

(312) 372-6300
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2008, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Hartmarx Corporation (the "Company") approved separate employment and change-in-control severance agreements entered into between the Company and James T. Conners, vice president, controller and chief accounting officer.

Pursuant to the employment agreement dated as of November xx, 2008, the Company has agreed to employ Mr. Conners for a term ending November 30, 2010 on an "at-will" basis.  Compensation to be paid to Mr. Conners includes, base salary, currently $185,000 per year, participation in the Company's Management Incentive Plan with a current maximum bonus opportunity of $100,000, participation in the Company's savings and welfare benefit plans and programs now or hereafter applicable to any other senior executives of the Company on a basis no less favorable than is made available to any other senior executive of the Company, and such perquisites as may be made available to Company's senior executives.

Under the agreement, the Company retains the right to terminate Mr. Conners' employment at any time and Mr. Conners retains the right to resign at any time.  If the Company terminates the employment of Mr. Conners for any reason other than "cause" as defined in the agreement, the Company has agreed to pay Mr. Conners the following: (a) salary continuation for the longer of (i) from the date of termination through November 30, 2010 or (ii) the severance period provided under the Company's severance policy (the "Severance Period"); (b) any unpaid bonus for fiscal years completed prior to termination but not paid as of the termination date; and (c) continuation of welfare benefits (principally medical and life insurance) during the Severance Period.  In the event Mr. Conners receives, or becomes eligible to receive, welfare benefits from another source, then the welfare benefits otherwise receivable by him under the agreement shall be reduced to the extent of such other welfare benefits received by, or made available to, him during the Severance Period.

In addition, upon such termination of employment, all vested stock options will remain exercisable in accordance with the otherwise applicable terms of the grant documents until the expiration date of the option, and all unvested stock options will be continue to vest during the Severance Period and once vested will remain exercisable in accordance with the otherwise applicable terms of the grant documents until the expiration date of the option.  Any options which do not vest during the Severance Period will terminate.  Also, Mr. Conners will be allowed to retain all unvested restricted stock awards, if any, which vest during the Severance Period, either through time vesting or performance vesting.  Any restricted stock awards which do not vest during the Severance Period will terminate.

The payment of the foregoing severance benefits is subject to customary confidentiality, non-disparagement and non-competition covenants.

In the event of a change-in-control during the Severance Period, any amounts then remaining unpaid are required to be paid in a lump sum and no amounts would be payable to Executive under the change-in-control severance agreement described below.

Pursuant to the change-in-control severance agreement the Company has agreed to pay to Mr. Mr. Conners severance benefits in the event his employment is terminated within 24 months following a change-in-control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason (a "Qualifying Termination").

The amount of the severance payment is equal to (i) 50% of "Annual Compensation" plus one-twelfth (1/12) of Annual Compensation for each full or partial year of employment by the Company at the time of termination, up to twelve years if Mr. Conners is then under age 50 and otherwise up to eighteen years; plus (ii) the excess of the value of all shares of Common Stock issuable upon exercise of then outstanding stock options granted under any Company stock option plan (whether or not then exercised or fully exercisable) over the aggregate exercise price of such options.  "Annual Compensation" is defined as the average annual rate of compensation payable by the Company for the three calendar years immediately preceding the calendar year in which a change-in-control occurs, including, without limitation, all compensation income recognized as a result of the exercise of stock options (or stock appreciation rights) or the sale of the stock so acquired, or earned by Mr. Conners but not paid for any reason other than an election to postpone and defer such payment.

In the event that any payment under the employment agreement or change-in-control severance agreement is considered deferred compensation subject to Section 409A of the Internal Revenue Code, payments that would otherwise have been immediately payable may be withheld during the six month period following termination of employment.  The Company will then pay the amount accrued over the six months, in a lump sum with interest, as soon as permitted under Section 409A.

Attached to this Current Report on Form 8-K as Exhibits 10-G-1 and  Exhibits 10-G-2, respectively,  are the employment agreement and change-in-control severance agreement executed by the Company and Mr. Conners.  The foregoing descriptions of those agreements is qualified in their entirety by the text of those agreements attached hereto.

Item  9.01 Financial Statements and Exhibits.

(d)	Exhibits

	10-G-1	Employment Agreement dated November 19, 2008 between the Company and James T. Conners.

	10-G-2	Severance Agreement dated November 19, 2008 between the Company and James T. Conners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko
Taras R. Proczko
Senior Vice President

Dated: November 24, 2008

EXHIBIT LIST

Exhibit Number	Description
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10-G-1	Employment Agreement dated November 19, 2008 between the Company and James T. Conners.

10-G-2	Severance Agreement dated November 19, 2008 between the Company and James T. Conners.